Exhibit 10.2

WARRANT AGREEMENT (SERIES L[X])
dated [Date]

KLARNA HOLDING AB (publ)
and
[ENTITY]
and
KLARNA BANK AB (publ)
and
[NAME]

WARRANTS ISSUED BY [ENTITY]

TABLE OF CONTENTS

1.	TRANSFER	2

2.	VESTING (DEFERRAL) AND RETENTION	2

3.	TRANSFER RESTRICTIONS	4

4.	PRE-EMPTION	5

5.	PURCHASE PRICE UNDER PRE-EMPTION	6

6.	ROLL-UP OF SHAREHOLDING	7

7.	RESTRUCTURING	7

8.	ADHERENCE TO SHAREHOLDERS’ AGREEMENT	8

9.	TERM OF THE AGREEMENT	9

10.	MISCELLANEOUS	9

11.	NOTICES	11

12.	POWER OF ATTORNEY	12

13.	PLEDGE	12

14.	GOVERNING LAW AND DISPUTE RESOLUTION	13
Schedules:
Appendix A – Terms
Appendix B – Articles of association
Appendix C – Data privacy information

This WARRANT AGREEMENT (this “Agreement”) has been entered into on [DATE], by and among:
(1)KLARNA HOLDING AB (publ), Reg. No. 556676-2356, Attn: Total Rewards team, Sveavägen 46, SE-111 34 Stockholm, Sweden, people.equity@klarna.com (or any assignee or successor thereof) (the “Sponsor”);
(2)[ENTITY], Reg. No. [X], Attn: Total Rewards team, Sveavägen 46, SE-111 34 Stockholm, Sweden, people.equity@klarna.com (the “Company”);
(3)KLARNA BANK AB (publ), Reg. No. 556737-0431, Attn: Total Rewards team, Sveavägen 46, SE-111 34 Stockholm, Sweden, people.equity@klarna.com (the “Subsidiary”); and
(4)[HOLDER NAME], with contact details as set out on the signature page (the “Warrant Holder”).
The Sponsor, the Company, the Subsidiary and the Warrant Holder are hereinafter jointly referred to as the “Parties” and individually as a “Party”.
BACKGROUND
A.The Company, being an incentive programme vehicle wholly owned by the Sponsor, has issued warrants, entitling the holder to subscribe for new tracking shares in the Company (“Shares”) on the terms and conditions as specified in the Terms and Conditions for Warrants Series L[X], Appendix A (the “Terms”), and subject to the articles of association of the Company, Appendix B. The issuance of warrants has been approved by general meetings of the Company and the Sponsor on [DATE].
B.The Shares, being tracking shares, will track the value of warrants subsequently issued to the Company by the Sponsor, meaning that the value of the warrants in the Company will depend on the value of a share of the Sponsor.
C.Warrants have been subscribed for by the Subsidiary and will subsequently be offered to participants of the incentive programme. The Subsidiary’s transfer of warrants to participants has been approved by general meetings of the Subsidiary and the Sponsor on [DATE].
D.The Subsidiary has granted the Warrant Holder [No of Warrants] warrants in the Company as set out in this Agreement (the “Warrants”).
E.The Parties have agreed that the Warrants may only be exercised, transferred, encumbered or otherwise disposed of in accordance with the Terms and this Agreement. The entering into of this Agreement is consequently a condition precedent for the Warrant Holder to acquire Warrants from the Subsidiary.

F.The Sponsor, or any successor entity thereof, is the ultimate parent company of a group of companies which includes the Subsidiary (the “Klarna Group”).
1.TRANSFER
1.1The Subsidiary hereby transfers the Warrants to the Warrant Holder on the terms and conditions stipulated in this Agreement.
1.2The Warrants shall be transferred to the Warrant Holder free of charge. The market value of the Warrants, as per the date of this Agreement, is SEK [AMOUNT] per Warrant (in total SEK [AMOUNT]).
2.VESTING (DEFERRAL) AND RETENTION
2.1Vesting Schedule
2.1.1The Warrants shall, in each case subject to Sections 2.1.3–2.1.4 and 2.2, vest over [X] years following the date hereof (the “Vesting Start Date”) as follows, after which Warrants that have vested make up the “Vested Portion” and any Warrants not yet vested make up the “Unvested Portion”:
2.1.2The following number of Warrants shall vest in each of the [X] years and at the time set out below:
(a)[X] of the Warrants (in case of a fractional number, rounded up to the nearest whole number) shall vest after [X] year have lapsed from the Vesting Start Date.
(b)[X] of the Warrants (in case of a fractional number, rounded down to the nearest whole number) shall vest after [X] years have lapsed from the Vesting Start Date.

Warrants Vesting	Calculation Formula	Rounding Rule
Year [X]	VY1 = W/[X]	Up to the nearest whole number
Year [X]	VY2 = W/[X]	Down to the nearest whole number
W being the total number of Warrants
2.1.3If the Warrant Holder gives or is given notice of termination of their employment with the Klarna Group (or otherwise agrees that they shall cease to be employed by the Klarna Group or that their employment with the Klarna Group shall terminate), then vesting shall automatically cease in relation to any Unvested Portion on the Warrant Holder’s last day of employment with the Klarna Group.

2.1.4If the Warrant Holder passes away, the Warrants shall, subject to Section 2.2, continue to vest in accordance with Section 2.1.1. If the Sponsor does not exercise its right to pre-emption under Section 3.3(f), this Agreement shall be binding upon the estate as well as for any beneficiaries and/or legatees as if such person(s) were the original Warrant Holder.
2.2Ex Post Risk Adjustment and Malus Arrangements
2.2.1While Warrants are intended and expected to vest in accordance with Section 2.1, the board of directors of the Subsidiary (the “Board”) with the involvement of the Subsidiary’s Remuneration Committee (“RemCo”) and risk functions (as relevant), will carry out an ex post risk adjustment review to ascertain that the Warrants only vest if sustainable in respect of the financial position of the Subsidiary and the Klarna Group as a whole and justified on the basis of the performance of the Klarna Group, the Subsidiary, the relevant business unit and the Warrant Holder (malus arrangements).
2.2.2In carrying out its review, the Board will consider applicable law and regulations (in particular local laws and regulations) as well as the malus arrangements set out in the Subsidiary’s remuneration policy with appendices (as applicable from time to time).
2.2.3Following a review by the Board under Sections 2.2.1-2.2.2, and in other exceptional circumstances, the Board may, based on an application of the remuneration policy and malus arrangement referred to in Section 2.2.2, at any point in time up until the date of which Warrants are included in the Vested Portion, make any determination in respect of the Unvested Portion, including determining that all or part of the Warrants will not vest and become part of the Vested Portion in accordance with Section 2.1. The Subsidiary or the Sponsor, if deemed preferable by the Board, shall in such case repurchase such Warrants for SEK nil (0) per Warrant, whereby the Warrant Holder is obligated to take any actions necessary to complete the repurchase.
2.2.4Vesting of any Warrants is always subject to the Subsidiary or Klarna Group not benefiting from exceptional government intervention and the vesting of the Warrants neither limiting the Subsidiary’s or Klarna Group’s liability to maintain or restore a sound capital base nor entailing a situation where the Subsidiary or Klarna Group fails to meet the combined buffer requirement or the leverage ratio buffer requirement.
2.2.5The Warrant Holder will not be entitled to any damages, payments or similar following a decision by the Board in respect of this Section 2.2 (including the application of decisions made in accordance with Section 2.2.3).
2.2.6The Warrant Holder undertakes not to exercise any Unvested Portion of the Warrants.
2.3Retention
Each Warrant or Share or other instrument that the Warrant Holder has received in exchange for such Warrant or Share pursuant to Sections 6-7 will be subject to a one (1)

year retention period (“Retention” and the “Retention Period”, respectively) following the date of vesting of such Warrant (or other relevant instrument), pursuant to Sections 2.1 and 2.2. Warrants or Shares (or other instruments replacing the Shares) subject to Retention together with the Unvested Portion of Warrants make up the “Withheld Instruments”, and the Vested Portion of Warrants or Shares (or other instruments replacing the Shares) that are no longer subject to Retention make up the “Released Instruments”.
3.TRANSFER RESTRICTIONS
3.1The Warrants are freely transferable, subject to the limitations set out in this Agreement.
3.2The Warrant Holder may only transfer or otherwise encumber Withheld Instruments at any time with the prior written consent of the Sponsor. For the avoidance of doubt, the Warrant Holder shall nevertheless be allowed to exercise the Withheld Instruments without such consent if such Warrants may be exercised under the Terms whereby, as relevant, the Retention Period shall instead apply to such Shares or other instruments received in exchange for the Withheld Instruments.
3.3The Warrant Holder, or its estate in the event of subsection (f), shall forthwith make a pre-emption offer, in accordance with Sections 4 and 5, and subject to Sections 3.4–3.6, in the event:
(a)that the Warrant Holder’s employment with the Klarna Group is terminated due to just cause for dismissal for personal reasons (Sw. saklig grund för uppsägning p.g.a. personliga skäl) or an immediate dismissal (Sw. avsked) based on the Swedish Employment Protection Act (Sw. lagen (1982:80) om anställningsskydd), or similar circumstances under applicable law. The termination date is defined as the Warrant Holder’s last working day (e.g. the date on which the Warrant Holder is released from their work duties/put on “garden leave”) unless otherwise agreed to by the Parties;
(b)that the Warrant Holder’s employment or directorship with the Klarna Group is terminated for any other reason than as set out in subsection (a). The termination date is defined as the Warrant Holder’s last working day (e.g. the date on which the Warrant Holder is released from their work duties/put on “garden leave”) unless otherwise agreed to by the Parties;
(c)that the Warrant Holder commits a material breach of this Agreement (whereby a breach by the Warrant Holder of Section 2, 3 or 4 shall always be considered a material breach);
(d)that the Warrant Holder wishes to sell the Warrants (in relation to Withheld Instruments, after having obtained consent as set out in Section 3.2) to a third party;

(e)that the Warrant Holder is made aware of a bona fide, firm offer from a third party comprising a majority of the share capital then outstanding in the Sponsor, or in the event of an initial public offering or listing of shares then outstanding in the Sponsor;
(f)of the Warrant Holder’s death, in which case this Agreement shall be binding upon the estate as well as for any beneficiaries and/or legatees until all of the estate’s Warrants have been transferred in accordance with this Agreement; or
(g)of the Warrant Holder’s bankruptcy or the Warrants being subject to distraint.
3.4A pre-emption offer pursuant to Section 3.3(c) shall include Warrants and Shares (and any other instruments replacing the Shares) while any other offer pursuant to Section 3.3 shall, subject to Sections 3.4 and 3.6, only include Warrants.
3.5In the event of an offer under Section 3.3(b), the Warrant Holder shall only be obliged to make a pre-emption offer in accordance with Sections 4 and 5, of the Unvested Portion of the Warrants.
3.6In the event of an offer under Section 3.3(e), the Warrant Holder shall only be obliged to make a pre-emption offer in accordance with Sections 4 and 5, of the Released Instruments. For the avoidance of doubt, the pre-emption offer shall not comprise of any other Warrants.
4.PRE-EMPTION
4.1The Warrant Holder shall fulfil its obligation to make a pre-emption offer by written notice to the Sponsor within thirty (30) days after the relevant event under Section 3.3 materialises. If an offer is made under Section 3.3(d) the notice shall contain a draft transfer agreement containing all terms for the transfer of the Warrants between the Warrant Holder and the third party in question, including the purchase price to be paid for the Warrants.
4.2Once the Sponsor has received the pre-emption offer under Section 4.1, the Sponsor shall within forty (40) days give notice to the Warrant Holder stating whether the Sponsor either will (i) purchase the offered Warrants itself, (ii) designate a third party buyer of the offered Warrants, or (iii) waive its right to purchase or designate a purchaser of the offered Warrants. In the event the Sponsor does not give notice within the stipulated time period, the Sponsor shall be deemed to have waived its right to purchase or designate a third party to purchase the offered Warrants. In the event the Sponsor designates a third party to purchase the offered Warrants, the designated purchaser shall within the above stipulated time period confirm that it will purchase the offered Warrants.
4.3In the event the Sponsor (or as applicable a designated third party purchaser) either gives notice in accordance with Section 4.2(iii) that it will waive its right, or does not give notice within the stipulated time period that it will purchase the offered Warrants, the

Warrant Holder shall be entitled to either keep the offered Warrants or, in case either of Section 3.3(d), (f) or (g) are applicable, transfer the offered Released Instruments within forty (40) days from the end of the forty (40) days period in Section 4.2 or the date when the purchase price should have been paid, provided that the purchaser abides by and accepts the obligations and restrictions that the Warrant Holder is subject to under this Agreement. The offered Warrants may not be transferred on terms that are more favorable than those offered to the Sponsor (or the third party purchaser designated by the Sponsor). In case the Warrant Holder has not transferred the Released Instruments within the forty (40) day time period stipulated above, the Warrant Holder shall again be obliged to abide by the pre-emption procedure stipulated in this Agreement before transferring Released Instruments in accordance with either of Section 3.3(d), (f) or (g).
5.PURCHASE PRICE UNDER PRE-EMPTION
5.1The purchase price for offered Warrants shall, in the event of:
(a)an offer under Sections 3.3(a)-(c), be nil;
(b)an offer under Section 3.3(d), be the lower of (i) the actual market value of such offered Warrants (at the time the event materialises), and (ii) the purchase price offered for the Warrants by the third party in question;
(c)an offer under Section 3.3(e), be the market value of such offered Warrants (at the time the event materialises, other than in relation to a direct listing, in which case the Sponsor may decide that the relevant time shall be the day following five (5) business days of trading); and
(d)an offer under Sections 3.3(f)-(g), in relation to the Released Instruments be the market value of such offered Warrants (at the time the relevant event under Sections 3.3(f)-(g) materialises), and in relation to the Withheld Instruments be nil.
5.2In case of application of Section 3.3(e), when calculating the market value of the offered Warrants, the market value of the underlying value of a Share (following exercise of the Warrants) shall be determined based on (i) the value per share of the Sponsor under the bona fide firm offer in question, provided that the transfer under such offer actually takes place, or (ii) the listing price of a share of the Sponsor or, in relation to a direct listing, the market value of a share of the Sponsor based on applying Section 5.3 or, if available, the volume weighted average price of a share of the Sponsor during the first five (5) business days of trading.
5.3Subject to Section 5.2, unless the parties agree otherwise, the market value of the offered Warrants shall be finally established by valuation performed by an independent valuator to be appointed and remunerated by the Sponsor. The valuation shall be initiated at the latest within three (3) weeks from the notice of offer has been submitted to the Sponsor in accordance with Section 4.1. The valuation shall be based on the Black-Scholes option pricing model. The valuation shall be binding for the Parties. If the Sponsor has obtained a valuation, that satisfies the aforementioned requirements, within three (3) months of the relevant event, such valuation shall instead be binding for the Parties and there shall be no need to obtain a new valuation in accordance with this Section 5.3.
5.4If Warrants have been exercised but the Shares (or other instruments replacing the Shares) are still Withheld Instruments, the purchase price under Section 5.1(a) shall, if nil, be increased to the lower of (i) the strike price of the Shares in relation to such Withheld Instruments, and (ii) the market value of such Withheld Instruments.
5.5The purchase price for the offered Warrants shall be paid within forty (40) days from the notice of offer which has been submitted to the Sponsor in accordance with Section 4.1 or from the date of the new valuation which shall be established in accordance with Section 5.3.
6.ROLL-UP OF SHAREHOLDING
The Warrant Holder will, if they exercise the Warrants, receive Shares, being tracking shares in the Company, which immediately prior to the exercise of the Warrants is a subsidiary of the Sponsor. To make the Warrant Holder a shareholder of the Sponsor, each of the Sponsor and the Warrant Holder (in accordance with the Sponsor’s instructions) hereby undertakes to take any actions and to sign any documents necessary or appropriate to enable and execute an exchange of Shares for shares in the Sponsor by the Warrant Holder (a “Roll-Up”) after 60 days following the Warrant Holder’s exercise of Warrants for Shares in the Company.
7.RESTRUCTURING
7.1The Sponsor may at any time initiate and conduct a Restructuring, and the Warrant Holder shall take any action requested and comply with any instructions given by the Sponsor in relation thereto. “Restructuring” means a transaction that has the purpose of refinancing, recapitalizing, restructuring or reorganizing the Klarna Group (or part thereof), including: (i) a change of the capital structure of the Sponsor, the Company or the Subsidiary; (ii) a transfer of instruments in, or all or substantially all of the assets of, the Company or the Klarna Group to a person which, following the transfer, will have substantially the same direct or indirect instrumentholders as the Klarna Group (or the relevant part thereof) prior to the transfer; or (iii) a refinancing by means of external lending to the Klarna Group.
7.2The Sponsor shall in connection with a Restructuring determine if, when, how and to what exchange ratio any transfer of instruments in the Company or of instruments held by the Company (as applicable) should be made and what kind and class of instruments that should be issued in the transferee as consideration for the transferred instruments. The value of the instruments in the transferee received by the Warrant Holder or the Company (as applicable) in exchange for the instruments in the Company or for instruments held by the Company (as applicable) transferred to the transferee may, immediately after such transfer, not (as a result of such transfer) in the reasonable opinion of the board of the Sponsor be lower than the value of the transferred instruments immediately prior to such transfer (save that any potential benefit over time as a result of differences in the debt or equity capital structure or any remaining time value or other option element of any transferred instruments may be lost and not taken into account in connection with such transfer). This Agreement shall continue to apply to the Warrant Holder’s Warrants or Shares (or instruments in the transferee) unless the Sponsor requests that the Warrant Holder enters into or accedes to another shareholder agreement regarding the Warrants, Shares or instruments in the transferee (as applicable, and which, however, may not include obligations or restrictions in respect of the Warrant Holder that are greater than the ones included in this Agreement other than as required in order to resolve any discrepancies etc. pursuant to Section 10.13), in which case the Warrant Holder shall enter into or accede to such shareholder agreement.
7.3The Sponsor agrees to not vote in favour of a change the articles of association of the Company to the detriment of the Warrant Holders unless all Warrant Holders are treated equal and the CEO and CFO of the Sponsor agrees to such change.
7.4For avoidance of doubt, the Sponsor’s right to initiate and conduct a Restructuring shall include a right to transfer instruments held by the Company in the Sponsor or another entity of the Klarna Group to the Sponsor (or a person designated by the Sponsor) free of charge provided that the market value of such instruments equals the market value of the Sponsor’s ordinary shares held in the Company less the share capital of such ordinary shares, and that the Sponsor’s ordinary shares in the Company are redeemed in accordance with the articles of association of the Company.
7.5The Sponsor shall be allowed to designate any acquirer of its ordinary shares in the Company as the “Sponsor” under this Agreement, which shall also include any assignee or successor of a person being the Sponsor.
7.6The Sponsor shall, when applying this Section 7, take into account its obligations under any applicable and relevant regulatory or legal requirements.
8.ADHERENCE TO SHAREHOLDERS’ AGREEMENT
8.1A condition precedent for the Warrant Holder exercising its Warrants and subscribing for Shares in the Company and subsequently shares in the Sponsor, is that the Warrant Holder undertakes to adhere to and be bound by the then existing main shareholders’ agreement governing the shareholding in the Sponsor, as instructed by the Sponsor, containing among other things restrictions on transfers of the shares that it may receive in the Sponsor, pursuant to Section 6.
8.2Should a Roll-Up not occur immediately in connection with the Warrant Holder subscribing for Shares, the Warrant Holder agrees that the provisions of the shareholders’ agreement referred to in Section 8.1 shall apply mutatis mutandis to its holding of Shares. The Warrant Holder shall, at the request of the Sponsor, enter into a separate shareholders’ agreement based on such provisions but adjusted for the holding of Shares rather than shares in the Sponsor and including an obligation of the Warrant Holder to (i) execute a Roll-Up, (ii) adhere to the shareholders’ agreement referred to in Section 7.1, and (iii) to not vote for any change of the Company’s articles of association (unless instructed to do so by the Sponsor).
9.TERM OF THE AGREEMENT
9.1This Agreement enters into force on the date hereof and will remain valid until the later of (i) the Warrants are for any reason no longer exercisable, or (ii) Shares (or other instruments replacing the Shares) no longer being subject to Retention.
9.2The provisions set out in Sections 6, 7, 8, 10, 11, and [0] (but in relation to Sections 6, 7 and 8, only for as long as the Roll-Up or similar transfer to a shareholding in the Sponsor has not been completed) shall survive any termination of this Agreement and no accrued rights or incurred obligations under this Agreement are considered waived or forfeited by any of the Parties when this Agreement is terminated.
10.MISCELLANEOUS
10.1It is the express wish of the parties that this Agreement and any document related thereto be drafted in the English language. / Il est de la volonté expresse des parties que la presénte entente et tout document y afferent soient rédigés en langue anglaise. / Es ist der ausdrückliche Wunsch der Parteien, dass diese Verinbarung und alle damit verbundenen Dokumente in englischer Sprache verfasst warden. / Het is de uitdrukkelijke wens van de partijen dat deze overeenkomst en alle daaraan gerelateerde documenten in de Engelse taal worden opgesteld. / Es el expreso deseo de las partes que este Contrato y cualesquiera documentos relacionados con el mismo sean redactados en inglés.
10.2A Party may not without the other Party’s written consent, other than as set out in this Agreement, transfer or encumber its rights and obligations under this Agreement.
10.3This Agreement governs the Parties complete agreement concerning the issues regulated herein and replaces all prior oral or written agreements thereof.
10.4If any provision of this Agreement or part thereof shall to any extent be or become invalid or unenforceable, the Parties shall agree upon any necessary and reasonable adjustment of this Agreement in order to secure the vital interests of the Parties and the main objectives prevailing at the time of execution of this Agreement.
10.5Any transfer of Warrants is subject to such consent, if any, of any authorities in any jurisdiction as may be required, and the Warrant Holder shall be responsible for complying with the requirements to obtain or obviate the necessity for such consents.
10.6In the event any provision of the articles of association of the Company, the terms of any instruments in the Company or any applicable law conflicts with this Agreement, the

Parties agree that their intention is that this Agreement shall prevail and undertake not to invoke any rights under the articles of association, the terms of any instrument or any applicable law in conflict with this Agreement and procure, to the extent necessary and permitted under applicable law and requested by the Sponsor, the amendment of the articles of association or the terms of such instruments. The Sponsor undertakes not to invoke any pre-emption rights under the articles of association of the Company in connection with a transfer of instruments in the Company permitted under this Agreement.
10.7To the extent permitted under applicable law, where a Tax Liability arises (or would arise) for any member of the Klarna Group in respect of the exercise or transfer of a Warrant, the Warrant may not be exercised or transferred unless the Warrant Holder has either:
(a)made a payment to that company of an amount equal to that company’s estimate of the amount of the Tax Liability; or
(b)entered into arrangements acceptable to that company to secure that such payment is made,
For these purposes, “Tax Liability” shall mean any amount of tax and/or employees’ social security (or similar) contributions which any member of the Klarna Group becomes liable to pay on the Warrant Holder’s behalf to the revenue authorities in any jurisdiction. No member of the Klarna Group makes any guarantees with respect to the Warrant Holder’s Tax Liability and shall not have any obligation to indemnify the Warrant Holder or otherwise hold the Warrant Holder harmless from any additional taxes or penalties.
10.8The rights and obligations of any individual under the terms of their office or employment with any past or present member of the Klarna Group shall not be affected by this Warrant Agreement and neither the Warrant Agreement nor the Terms shall form part of any contract of employment between the individual and any such company. For avoidance of doubt, the granting and transfer of Warrants to the Warrant Holder shall not form basis for any pension benefits or severance payments, nor create any obligation of continued employment of the Warrant Holder.
10.9By entering into this Warrant Agreement, the Warrant Holder waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any past or present member of the Klarna Group for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from them ceasing to have rights under this Warrant Agreement or the Terms as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of this Warrant Agreement or the Terms or the provisions of any statute or law relating to taxation.

10.10The Warrant Holder confirms that it has received the information set out in Appendix C regarding the collection and processing of its personal data.
10.11The Warrant Holder undertakes to procure that it will not at any time be subject to a joint property regime requiring the consent of the Warrant Holder’s spouse in order for the Warrant Holder to be able to fulfil its obligations under this Agreement or in order for Sponsor to be able to enforce its rights against the Warrant Holder under this Agreement. The Warrant Holder further undertakes that the Warrants and any rights related thereto will at all times constitute the Warrant Holder’s sole property and will consequently be allotted to the Warrant Holder in case of a division of marital property or any similar division of property (whether by operation of law or otherwise). The Warrant Holder shall at the Sponsor’s request provide evidence (to the reasonable satisfaction of the Sponsor) that its obligations pursuant to this Section 10.11 have been and will be complied with.
10.12The Parties agree, and undertake to procure, that this Agreement is not to be regarded as an unincorporated non-trading partnership (Sw. enkelt bolag) under Swedish law and that the Swedish Act on partnerships and non-registered partnerships (Sw. Lag (1980:1102) om handelsbolag och enkla bolag) is therefore not applicable to this Agreement. Should this Agreement nevertheless be regarded as such a partnership, the Warrant Holder to which any liquidation grounds under applicable law relate shall, at the Sponsor’s request, be obligated to resign from such partnership (instead of liquidating the partnership) pursuant to Sections 4-5 (as applied mutatis mutandis to the Warrant Holder’s interest in such partnership).
10.13The Parties acknowledge that discrepancies may be identified from time to time between this Agreement and other agreements with respect to instruments in the Company and its affiliates. The Parties agree that the Sponsor shall have the right to determine if, when and how such discrepancies shall be resolved and the Warrant Holder authorize the Sponsor to, on behalf of the Warrant Holder, take any action in order to resolve any such discrepancies. The Warrant Holder undertake to, if and as requested by the Sponsor, take any action required in order to fulfil any obligations and exercise any rights pursuant to, or otherwise comply with, such other agreements. The Sponsor shall act in good faith and ensure that any rights, obligations or liabilities as a result of such resolution are shared between the Sponsor and all other holders of instruments in the Company, including the Warrant Holder, in proportion to their respective holding of instruments in the Company.
11.NOTICES
11.1Any notice or other communication under this Agreement shall be in writing and sent by e-mail, hand or courier to a Party at the address set out in the preamble of this Agreement and/or the signature page in relation to the Warrant Holder, or such other address as may be given by written notice in accordance with this Section 11 (Notices). A copy (not serving as a notice) of any notice or other communication under this Agreement sent to the Sponsor, the Company, or the Subsidiary shall be sent to Attn: Corporate,

Governance & Litigation team, Sveavägen 46, SE-111 34 Stockholm, Sweden (delivered by hand or courier).
11.2Unless actually received earlier, a notice or other communication shall be deemed received by the recipient:
(a)if delivered by hand or sent by courier (with delivery receipt obtained), on the day of delivery thereof if delivered prior to 5pm CET if such day is a Business Day, and otherwise on the next Business Day; or
(b)if sent by email, on the day of dispatch if sent prior to 5pm CET on a Business Day and otherwise on the next Business Day, provided that the sender does not receive an email delivery failure message.
12.POWER OF ATTORNEY
12.1Without prejudicing or limiting any rights or discretions of the Sponsor or any other power of attorney issued to the Sponsor or the Subsidiary pursuant to this Warrant Agreement or otherwise, the Warrant Holder appoints each of the Sponsor and the Subsidiary (or any person appointed by any of them) as its true and lawful attorney to individually on the Warrant Holder’s behalf take any action in accordance with this Warrant Agreement, including (i) transferring Warrants pursuant to Section 2.2.3 or following the acceptance of a pre-emption offer in accordance with Sections 3.3(a)-(g), (ii) offering Warrants for pre-emption in accordance with Sections 3.3(a)-(g), (iii) executing a Roll-Up in accordance with Section 6, and any Restructuring, and (iv) entering into of a shareholders’ agreement in accordance with Section 8.
12.2The Warrant Holder undertakes to, at the Sponsor’s or the Subsidiary’s request, take any action to issue a separate power of attorney in a form satisfactory to the Subsidiary evidencing that each of the Sponsor and the Subsidiary, or any person appointed by any of them, has the right to represent the Warrant Holder in accordance with Section 12.1.
12.3The Warrant Holder undertakes not to revoke, give any instruction or otherwise take any action which may limit the authority under, or challenge any action taken in accordance with, any power of attorney issued or any authorization otherwise granted pursuant to this Warrant Agreement.
13.PLEDGE
As continuing security for the due and punctual fulfilment of any pre-emption offer, re-purchase, or transfer under Section 2.2, 3, 4, 5, 6 or 7, the Warrant Holder irrevocably and unconditionally pledges with first ranking priority to the Sponsor all title, right and interest in, to and under the Warrants and all other rights and benefits of any kind accruing or deriving from the Warrants. Upon a breach of the Warrant Holder’s undertakings under Section 2.2, 3, 4, 5, 6 or 7 and for as long as such breach is continuing, the Sponsor may enforce the pledge in such manner and on such terms as the

Sponsor in its sole discretion deems appropriate, disregarding Article 10 Section 2 of the Commercial Code (Sw. Handelsbalken).
14.GOVERNING LAW AND DISPUTE RESOLUTION
14.1This Agreement shall be governed by and construed in accordance with the laws of Sweden.
14.2Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Institute. The Rules for Expedited Arbitrations of the Institute shall apply if:
(a)the Sponsor so requests; or
(b)the Institute at its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules of the Institute shall not apply, save for that the Sponsor shall have the right to request that such Arbitration Rules shall apply if the outcome of the case is of material importance for the Sponsor (in the opinion of the Sponsor).
14.3If the Arbitration Rules of the Institute are applied, the Sponsor shall determine whether the arbitral tribunal shall be composed of 1 or 3 arbitrators. The seat of arbitration shall be Stockholm, Sweden and the language to be used in the arbitral proceedings shall be English. The parties to the arbitral proceedings shall keep such proceedings, any information disclosed in the course thereof and any decision or award made or declared by the arbitral tribunal strictly confidential.

This Agreement has been signed electronically by the Parties.

KLARNA HOLDING AB (publ)

Name:

[ENTITY]

Name:

KLARNA BANK AB (publ)

Name:

WARRANT HOLDER

Name:

Warrant Holder contact details:

Home address

E-mail address (please do not use your Klarna address)